2111 N. Franklin Dr.
Washington, PA 15301
www.communitybank.tv

CB FINANCIAL SERVICES, INC.
RECORDS LOAN CHARGE-OFF

Washington, PA – June 6, 2022. CB Financial Services, Inc. (the “Company”) (NASDAQ: CBFV), the holding company for Community Bank (the “Bank”) and Exchange Underwriters, Inc., a wholly-owned insurance subsidiary of the Bank, announced today it has recorded a charge-off of $2.7 million (pre-tax) with respect to a commercial and industrial loan.

The charge-off relates to a $3.5 million revolving line of credit, with an outstanding balance of $2.66 million as of June 1, 2022, which is the only credit relationship the corporate borrower, a general contractor, has with the Bank. The borrower has notified the Bank that it intends to cease business operations over the course of the next year. There is no specific loan loss reserve against the loan. The line of credit is partially secured by the borrower’s business assets. The Bank is pursuing legal remedies designed to improve the chances of a recovery, although based on the Bank’s current evaluation of the credit relationship it is believed that the prospects for recovery in the foreseeable future are limited.

About CB Financial Services, Inc.
CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates its branch network in southwestern Pennsylvania and West Virginia. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

Forward Looking Statements
Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, general and local economic conditions, the scope and duration of economic contraction as a result of the COVID-19 pandemic and its effects on the Company’s business and that of the Company’s customers, changes in market interest rates, deposit flows, demand for loans, real estate values and competition, competitive products and pricing, the ability of our customers to make scheduled loan payments, loan delinquency rates and trends, our ability to manage the risks involved in our business, our ability to control costs and expenses, inflation, market and monetary fluctuations, changes in federal and state legislation and regulation applicable to our business, actions by our competitors, and other factors that may be disclosed in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Company Contact:
John H. Montgomery
President and Chief Executive Officer
Phone: (724) 225-2400

Investor Relations:
Jeremy Hellman, Vice President
The Equity Group Inc.
Phone: (212) 836-9626
Email: jhellman@equityny.com